EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2016 Third Quarter Results

STAMFORD, Conn., Aug. 01, 2016 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2016 third quarter and the nine-month period ended June 30, 2016.

Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015
Star reported an 11.2 percent decrease in total revenue to $218.2 million, compared with $245.6 million in the prior-year period, largely due to a decline in per gallon wholesale product costs.

Home heating oil and propane volume sold increased by 0.2 million gallons, to 44.7 million gallons, as the additional volume provided from acquisitions largely mitigated the impact of net customer attrition in the base business. While temperatures in Star's geographic areas of operation for the fiscal 2016 third quarter were 31.9 percent colder than the fiscal 2015 third quarter and 2.4 percent colder than normal, this did not lead to a significant increase in home heating oil and propane volume sold as only a portion of Star’s customer base normally receives deliveries during the spring.

Star’s net loss decreased by $5.1 million, or 61.3 percent, to $3.2 million primarily due to the after tax impact of a favorable change in the fair value of derivative instruments of $5.9 million as well as lower interest expense of $1.8 million.

Adjusted EBITDA loss declined by $1.5 million, or 16.3 percent, to $7.8 million primarily due to lower service costs and operating expenses in the base business, partially offset by the decrease in volume attributable to net customer attrition for the twelve months ended June 30, 2016. The net impact of acquisitions on Adjusted EBITDA loss was minimal.

"The third quarter, a non-heating period for Star, is typically one in which we begin to focus on plans for the upcoming fiscal year through training, business development and performance improvement initiatives,” said Steven J. Goldman, Star Gas Partners’ Chief Executive Officer. “Fiscal 2016 has been no different. We continued to look at attractive acquisition candidates and consummated one transaction that helped expand our footprint along the East Coast. As we approach the end of our fiscal year, I’m happy with how well the Partnership has performed even in an unusually warm nine-month period.”

Nine Months Ended June 30, 2016 Compared to Nine Months Ended June 30, 2015
Star reported a 33.7 percent decrease in total revenue to $1.0 billion, versus $1.5 billion last year, due to a decline in wholesale product costs of 37.0 percent and a decrease in total volume sold of 17.0 percent.

Home heating oil and propane volume sold decreased by 79.8 million gallons, or 22.1 percent, to 281.9 million gallons, as the additional volume provided by acquisitions was more than offset by the impact of warmer temperatures and net customer attrition in the base business for the twelve months ended June 30, 2016. Temperatures in Star's geographic areas of operation were 21.6 percent warmer than the prior-year's comparable period and 17.8 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income declined by $18.9 million, or 22.7 percent, to $64.0 million, as the warmer weather more than offset higher per gallon home heating oil and propane margins and the impact of acquisitions.

Adjusted EBITDA decreased by $46.7 million, or 28.6 percent, to $116.9 million as the impact of higher home heating oil and propane per gallon margins, acquisitions, lower operating expenses and lower service and installation costs in the base business as well as a $12.5 million credit recorded under Star's weather insurance contract were more than offset by the impact on Adjusted EBITDA of the decline in home heating oil and propane volume sold attributable to 21.6 percent warmer weather.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multi-employer pension plan withdrawal expense, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as an analytical tool and so should not be considered in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow, August 2, 2016, at 11:00 a.m. Eastern Time. The conference call dial-in number is 877-327-7688 or 412-317-5112 (for international callers). A webcast is also available at www.star-gas.com/events.cfm.

About Star Gas Partners, L.P.
Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also services and sells heating and air conditioning equipment to its home heating oil and propane customers and to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2015 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal Quarter ended June 30, 2016. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(in thousands)	2016	2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$171,156	$100,508
Receivables, net of allowance of $5,589 and $6,713, respectively	87,977	89,230
Inventories	42,451	55,671
Fair asset value of derivative instruments	4,260	935
Current deferred tax assets, net	37,460	37,832
Prepaid expenses and other current assets	24,183	25,135
Total current assets	367,487	309,311

Property and equipment, net	68,339	68,123
Goodwill	212,676	211,045
Intangibles, net	101,006	107,317
Deferred charges and other assets, net	12,521	11,236
Total assets	$762,029	$707,032

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$22,680	$25,322
Fair liability value of derivative instruments	927	12,819
Current maturities of long-term debt	15,000	10,000
Accrued expenses and other current liabilities	122,932	107,745
Unearned service contract revenue	46,088	44,419
Customer credit balances	76,405	78,207
Total current liabilities	284,032	278,512

Long-term debt	80,000	90,000
Long-term deferred tax liabilities, net	35,253	21,524
Other long-term liabilities	25,492	27,110

Partners’ capital
Common unitholders	358,928	312,713
General partner	(273)	(283)
Accumulated other comprehensive loss, net of taxes	(21,403)	(22,544)
Total partners’ capital	337,252	289,886
Total liabilities and partners’ capital	$762,029	$707,032

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(in thousands, except per unit data - unaudited)	2016	2015	2016	2015

Sales:
Product	$156,229	$184,891	$813,519	$1,325,907
Installations and services	61,965	60,713	185,755	181,223
Total sales	218,194	245,604	999,274	1,507,130
Cost and expenses:
Cost of product	103,568	133,053	473,534	905,117
Cost of installations and services	53,272	52,786	175,042	173,831
(Increase) decrease in the fair value of derivative instruments	(11,283)	(5,415)	(20,071)	(9,756)
Delivery and branch expenses	64,052	64,575	218,755	249,516
Depreciation and amortization expenses	6,468	6,204	19,959	18,579
General and administrative expenses	6,017	6,173	17,525	19,090
Finance charge income	(945)	(1,699)	(2,480)	(4,042)
Operating income (loss)	(2,955)	(10,073)	117,010	154,795
Interest expense, net	(1,731)	(3,491)	(5,481)	(10,767)
Amortization of debt issuance costs	(307)	(406)	(934)	(1,209)
Income (loss) before income taxes	(4,993)	(13,970)	110,595	142,819
Income tax expense (benefit)	(1,755)	(5,611)	46,566	59,937
Net income (loss)	$(3,238)	$(8,359)	$64,029	$82,882
General Partner’s interest in net income (loss)	(19)	(47)	362	469
Limited Partners’ interest in net income (loss)	$(3,219)	$(8,312)	$63,667	$82,413

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.06)	$(0.15)	$1.11	$1.44
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	-	-	0.16	0.23
Limited Partner’s interest in net income (loss) under FASB ASC 260-10-45-60	$(0.06)	$(0.15)	$0.95	$1.21

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,188	57,282	57,237	57,286

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Three Months Ended June 30,
(in thousands)	2016	2015

Net loss	$(3,238)	$(8,359)
Plus:
Income tax benefit	(1,755)	(5,611)
Amortization of debt issuance cost	307	406
Interest expense, net	1,731	3,491
Depreciation and amortization	6,468	6,204
EBITDA	3,513	(3,869)

(Increase) / decrease in the fair value of derivative instruments	(11,283)	(5,415)
Adjusted EBITDA	(7,770)	(9,284)

Add / (subtract)
Income tax benefit	1,755	5,611
Interest expense, net	(1,731)	(3,491)
Provision for losses on accounts receivable	308	1,495
Decrease in accounts receivables	38,425	127,879
Decrease in inventories	3,159	4,110
Increase in customer credit balances	13,191	15,714
Change in deferred taxes	5,004	822
Decrease in weather hedge contract receivable	12,500	-
Change in other operating assets and liabilities	(28,891)	(50,285)
Net cash provided by operating activities	$35,950	$92,571

Net cash used in investing activities	$(2,913)	$(1,498)

Net cash used in financing activities	$(8,495)	$(5,552)

Home heating oil and propane gallons sold	44,700	44,500
Other petroleum products	27,200	23,400
Total all products	71,900	67,900

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Nine Months Ended June 30,
(in thousands)	2016	2015

Net income	$64,029	$82,882
Plus:
Income tax expense	46,566	59,937
Amortization of debt issuance cost	934	1,209
Interest expense, net	5,481	10,767
Depreciation and amortization	19,959	18,579
EBITDA	136,969	173,374

(Increase) / decrease in the fair value of derivative instruments	(20,071)	(9,756)
Adjusted EBITDA	116,898	163,618

Add / (subtract)
Income tax expense	(46,566)	(59,937)
Interest expense, net	(5,481)	(10,767)
Provision for losses on accounts receivable	(140)	5,062
(Increase) decrease in accounts receivables	647	(17,730)
Decrease in inventories	13,402	12,691
Decrease in customer credit balances	(2,026)	(26,595)
Change in deferred taxes	13,299	8,598
Change in other operating assets and liabilities	20,152	21,231
Net cash provided by operating activities	$110,185	$96,171

Net cash used in investing activities	$(15,756)	$(6,084)

Net cash used in financing activities	$(23,781)	$(16,438)

Home heating oil and propane gallons sold	281,900	361,700
Other petroleum products	81,600	76,000
Total all products	363,500	437,700

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310
Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com